Engagement Agreement

Effective Date: February 20th, 2023

Company: Doc.com Inc.

685 Hopewell Rd.

Glastonbury CT 06073

Re: Advisory, Consulting and Administrative Services

This agreement (this “Agreement”) will confirm the arrangements under which Adamson Brothers Corp., (“ABC”) and Doc.com Inc., or (To be formed) and” its present and future subsidiaries or the parent company (collectively, the’ ’Client”), to act as the Client’s compliance advisor in connection with a possible Financing (as defined below) and the Client’s use of ABC’s compliance and banking expertise (the “ABC”).

1. Retention. During the term of this engagement, and as mutually agreed upon by ABC and the Client, ABC shall provide client with advice, compliance, SEC filings, and administrative services as structuring, Reg A, Reg D Reg S and S-1 filings under the Securities Act of 1933 and 1934 to list on the NASDAQ or New York Stock Exchange.

2. Cooperation. The Client shall furnish ABC with all current and historical materials and information regarding the business and financial condition of the Client relevant to the Financing, and all other information and data, and access to the Client’s officers, directors, employees and professional advisors, which ABC reasonably requests in connection with ABC’s activities hereunder. All such materials, information and data shall, to the Client’s knowledge, not include any misleading statements of a material fact, in light of the circumstances in which such statements are made. The Client agrees to promptly advise ABC of all developments materially affecting the Client, any proposed completeness or accuracy of the information previously furnished to ABC and agrees that no material initiatives relating to the proposed filing will be taken without ABC having been consulted in advance thereof.

3. Compensation. The Client agrees to promptly pay ABC the following fees with respect to the above (the “Fees”):

1-Due Diligence.

2-Delaware company structuring.

3-Building the corporate minutes, corporate governance, and all other related documentation.

4-Structuring the company to qualify for the NASDAQ or NYSE listing.

5-Conducting a mini offering under Reg A+.

6-Advising on business combinations (the rollup).

7-Filing, approving, and conducting full “S-1 registration” or Reg “A” POS as needed.

8-Transferring old shareholders and or IPs to the holding.

9-Advising and conducting the 15c-211 with FINRA and the market maker.

10-NASDAQ or NYSE listing application. The fees are $225,000.

1-$25,000 – Initial deposit within 30 days of signing this agreement; and

2-$25,000 – Post structuring for the Reg “A” filing; and

3-$35,000 – Post approving/qualifying the Reg A qualification with the SEC, “the mini-offering; and 4-

$35,000 – At filing form 8-A, pursuant to Section 12(b) or (g) of the Securities Exchange Act or POS; and 5-

$35,000 – At filing 15c-211 FINRA, and the preparation of NASDAQ application.

6-$35,000 – At finalizing the NASDAQ or NYSE application; and

7-$35,000 – At the final NASDAQ or NYSE listing approval.

DocuSign Envelope ID: B3BB6D39-6EE3-4D1C-AE92-44B49E8E888D

Additionally, ABC will make its best effort to facilitate up to 450 million credit-line of funding post-NASDAQ listing. Furthermore, ABC shall retain 5% of the outstanding equity at the initial capitalization phase to be allocated to individuals, organizations or a third party at ABC’s full discretion. However, Doc.com Inc shall not without prior ABC’s written consent, and for three years connect, solicit a transaction directly or indirectly with the said introduced fund by ABC to Doc.com Inc., and Doc.com Inc., shall compensate ABC for the value of this agreement in case of breach or the breach of any Doc.com Inc., obligations set forth in Sections 3 through 4 and 7-9 (inclusive).

4. Confidentiality. Each party acknowledges that, in the course of evaluating the Financing and, it (the “Receiving Party”) may obtain information relating to the other party’s business (the “Disclosing Party”) (all such information the “Confidential Information”). Such Confidential Information shall belong solely to the Disclosing Party. For sake of clarity, information is considered Confidential Information for so long as it has not been made known to the general public by the Disclosing Party or through the rightful actions of a third party, and for so long as the information holds value, as reasonably determined by the Disclosing Party, by virtue of remaining confidential. During the Term and after its termination, the Receiving Party: (a) shall not use, other than as required for the Financing, or disclose Confidential Information without the prior written consent of the Disclosing Party, or unless such Confidential Information becomes part of the public domain without breach of this Agreement by the Receiving Party, its officers, directors, employees or agents; (b) agrees to take all reasonable measures to maintain the Confidential Information in confidence, but not less than those it takes to safeguard its own confidential information; and (c) will disclose the Confidential Information only to those of its employees and consultants as are necessary for the uses licensed hereunder and are bound by obligations of confidentiality. Upon the termination of this Agreement, the Receiving Party shall return or destroy all Confidential Information, as requested by the Disclosing Party.

5. Termination.

The agreement has a term of 12 months from execution of this agreement, or at the completion of NASDAQ or NYSE listing, whichever is sooner. Upon any termination of this Agreement, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 3 through 4 and 7-9 (inclusive), shall survive termination of this Agreement.

6. Exclusivity. During the term of this Agreement, the Client will not, and will not permit any security holder, affiliate, advisor or representative of the Client to engage any other party to perform any services or act in any capacity which is related, to SEC filings, financing, finding or fundraising without the prior written approval of ABC. This exclusion does not apply to Market Maker and Transfer Agent.

7. Indemnification. Client agrees to indemnify and hold harmless ABC and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling ABC or any of its affiliates (collectively, “Indemnified Persons”), to the fullest extent lawful, from and against any claims, liabilities, losses, damages, costs and expenses (or any action, claim, suit or proceeding in respect thereof), as incurred, related to or arising out of or in connection with ABC services (whether occurring before, at or after the date hereof) under the Agreement, the Financing or any proposed Financing contemplated by the Agreement or any Indemnified Person’s role in connection therewith (“Losses”), provided, however, that the Client shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by ABC to the extent such Losses are determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from ABC’s gross negligence or willful misconduct.

8. Limitation on Liability.

EXCEPT FOR A PARTY’S BREACH OF SECTION 3 OR CLIENT’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER THE CLAIM OR LIABILITY IS BASED UPON ANY CONTRACT, TORT, BREACH OF WARRANTY OR OTHER LEGAL OR EQUITABLE THEORY.

DocuSign Envelope ID: B3BB6D39-6EE3-4D1C-AE92-44B49E8E888D

EXCEPT FOR A PARTY’S BREACH OF SECTION 3 OR CLIENT’S INDEMNIFICATION OBLIGATIONS, THE TOTAL LIABILITY OF EITHER PARTY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, WILL NOT EXCEED, IN THE AGGREGATE, THE FEES PAID TO ABC. THE FOREGOING LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL FINANCING OF ANY LIMITED REMEDY.

9. Independent Contractor. The Client acknowledges and agrees that (i) ABC will act as an independent contractor hereunder, its responsibility is solely owed to the Client and contractual in nature, and ABC does not owe the Client, or any other person or entity (including, without limitation, any securityholders, affiliates, creditors or employees of the Client), any fiduciary or similar duty as a result of its engagement hereunder or otherwise; (ii) ABC and its affiliates will not be liable for any losses, claims, damages or liabilities arising out of the actions taken, omissions of or advice given by other parties who are providing services to the Client; (iii) ABC is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction; (iv) the Client has consulted, and will consult, as appropriate, with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal contemplated hereby, and that ABC and its affiliates shall have no responsibility or liability with respect thereto; and (v) the Client is capable of evaluating the merits and risks of such transaction and the fees payable in connection therewith and that it understands and accepts the terms, conditions, and risks of such Financings and fees.

10. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York and all claims shall be exclusively commenced in the state or federal courts located in Manhattan, New York. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except in writing signed by each party hereto; provided, however, that if Client agrees to the Terms. This Agreement may not be assigned by Client hereto without the prior written consent of ABC. Any attempted assignment of this Agreement made without such consent shall be void and of no effect. This Agreement is solely for the benefit of the Client and ABC. If any provision hereof shall be held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, or against public policy, such determination shall not affect such provision in any other respect nor any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. This Agreement may be executed in facsimile or other electronic counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. This Agreement has been reviewed by each of the signatories hereto and its counsel. There shall be no construction of any provision against ABC because this Agreement was drafted by ABC, and the parties waive any statute or rule of law to such effect.

Please sign below and return to ABC to indicate the Client’s acceptance of the terms set forth herein, and once executed by each of ABC and the Client, this Agreement shall constitute a binding agreement between the client and ABC as of the date first written above.

Client Signed: /s/

Printed Name: Charles Nader Title: Executive Director

Client Signed: /s/

Printed Name: Andy Altahawi Title: President